Calculation of Filing Fee Tables
S-8
Webus International Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, par value US$0.0001 per share	Other	3,300,000	$ 0.8525	$ 2,813,250.00	0.0001381	$ 389.00
Total Offering Amounts:						$ 2,813,250.00		$ 389.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 389.00
Offering Note
[1]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The price shown is the average of the high and low selling price of the ordinary shares on November 21, 2025, as reported on the Nasdaq Capital Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A